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                                 Exhibit 99.1

Company Press Release


           MHM SERVICES, INC. DIVESTS EXTENDED CARE SERVICES BUSINESS

VIENNA, Va., Jan. 12 /PRNewswire/ -- MHM Services, Inc. (OTC Bulletin Board:
MHMM - news) announced today that it has sold its nursing home services businesses in Massachusetts, Pennsylvania, Tennessee, and Georgia to three separate buyers. As a result of these transactions, the Company has effectively divested all of its fee-for-service mental health care operations in nursing homes. It will now focus on expanding its existing business of providing capitated mental health services in correctional facilities and nursing homes. The divested businesses accounted for $11.5 million in revenues in fiscal 1998. The transaction resulted in the company realizing a gain of $207,000 and net cash proceeds of approximately $870,000.

Michael Pinkert, MHM's President and CEO, said, ``By divesting these fee-for-service nursing home operations, we can now concentrate on expanding our correctional mental health business, where we have a unique and profitable niche. We anticipate rapid growth in the areas of providing mental health and substance abuse services to inmates in jails and prisons.'' MHM currently provides mental health services to approximately 52,000 inmates in Tennessee and Georgia (through contracts with the Department of Corrections in each state) and to 2,400 nursing home residents in Georgia (through a capitated Medicaid contract).

MHM Services, Inc. is a leading provider of on-site specialty health care services in the United States.

This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including the use of available cash resources to fund continued operating losses, the amount and timing of receipt of government reimbursement and the resolution of claim reviews, risks associated with industry consolidation and acquisitions, and the need to manage growth. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.







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